EXHIBIT 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER
FISCAL 2009 RESULTS

MILPITAS, Calif. — August 28, 2008 — Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma” or “the Company”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results for its second fiscal quarter ended August 2, 2008.  Revenue for the second quarter increased 2% to $58.2 million, compared to $56.9 million in the previous quarter and increased 37% compared to $42.5 million in the same period of the prior year.  Net income for the second quarter increased 46% to $9.6 million or $0.35 per diluted share, compared to $6.6 million, or $0.22 per diluted share in the previous quarter and increased 12% compared to $8.6 million, or $0.32 per diluted share, in the second quarter of fiscal 2008.

Management Comment

“We are pleased to report improved gross margins and GAAP net income while achieving our anticipated revenue goal for the second quarter.  We continue to maintain a strong presence in the IPTV market, being the market leader for both the Microsoft Mediaroom and Linux-based platforms and pushing for new wins within emerging telco deployments.  We are also pushing forward with our consumer products agenda by working with a wide range of vendors for Blu-ray player designs, successfully gaining ground with manufacturers from China and Taiwan.  To further these positions, we are in the midst of completing a number of new chipset products that will increase our competitiveness in the marketplace.  Moving forward, we are also executing a number of strategic growth initiatives designed to result in future revenue streams.  These initiatives include penetration into the HDTV market, the Ultra-wideband (UWB) connectivity market and the cable-based IPTV set-top box market, as well as the growth of our VXP video processor products,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Second Quarter Fiscal 2009

Revenue for the second quarter of fiscal 2009 was $58.2 million, a 2% increase sequentially from the first quarter and a 37% increase from the prior year.  The sequential increase was primarily due to an increase in the IPTV market segment which largely offset the decrease in the connected media player segment.  The year over year improvement was primarily related to strong growth in the IPTV market.

Gross profit during the second quarter was $29.5 million, an increase of 5% from the first quarter and an increase of 32% from the second quarter a year ago.  Gross margin was 50.7% of revenues, compared to 49.3% sequentially and 52.4% a year ago.

Research and development expense was $10.4 million, down 4% from the first quarter and up 24% from the same quarter a year ago.  Sales and marketing expense was $2.8 million, an increase of 5% sequentially and 3% from the prior year.  General and administrative expense was $3.6 million, a 44% decrease sequentially and a 48% increase compared to the same quarter the prior year.

Operating expenses were $16.8 million, or 29% of revenue, down 22% from the first quarter and up 24% from the second quarter of 2008.  The sequential decrease in operating expenses resulted primarily from the one-time, $1.6 million expense related to the value of the in-process development taken in the first quarter and the one-time stock option expense of $2.1 million in the first quarter.

The Company’s income tax provision for the second quarter of $4.2 million reflects an expected annualized tax rate of 28.1% for fiscal 2009 and brings the year to date tax provision in line with that rate.

Net income for the second quarter was $9.6 million, up 46% from the first quarter and up 12% from the second quarter of fiscal 2008.  Earnings per diluted share were $0.35, up 59% sequentially and up 9% from the second quarter of fiscal 2008.

Non-GAAP net income in the second quarter of 2009 was $12.7 million, or $0.47 per diluted share, compared to non-GAAP net income of $13.6 million, or $0.46 per diluted share for the first quarter of fiscal 2009 and $13.0 million, or $0.48 per diluted share in the second quarter of fiscal 2008.  Non-GAAP adjustments for the second quarter of 2009 consisted of the exclusion of $0.4 million and $0.3 million in amortization expense for acquired intangibles related to the VXP and Blue7 acquisitions, respectively, and $2.4 million in non-cash share-based compensation expenses.  The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Second Quarter Highlights

•
Announced a joint collaboration with Monster to create advanced wireless solutions for HDMI ™ home entertainment distribution.  The first fruit of the Monster/Sigma Designs partnership will be the new “Monster® Wireless Digital Express HD” system, which will use Sigma’s Wireless HDAV™ for High-Definition (HD) A/V cable replacement as well as its UWB-over-Coax technology to offer consumers an elegant “wireless and no new wires” combination solution for enjoying HD content throughout the home.

•
Announced CoAir, the first ultrawideband chipset with integrated wireless, coax and gigabit Ethernet for high speed home networking.  Developed for worldwide service providers, telcos and consumer electronics manufacturers, Sigma’s CoAir chipset is the only technology available in the world today that can simultaneously deliver multiple independent streams of video and data over coax cable as well as wireless.

•
Announced along with Advanced Communications Co., Ltd (Adcom), that Sigma’s highly integrated SMP8654 media processors will be used to power Adcom’s IPv6 set-top boxes (STBs) currently being deployed by major telecom companies, cable providers, hotels, convenience stores, restaurants, and Karaoke centers throughout Japan.  Furthermore, the companies have entered into a collaborative relationship to develop next-generation IPTV set-top boxes for the Japanese market based on Sigma’s SMP8654 media processor and Adcom’s iSense IPTV software platform solution.

•	Announced, along with I-O Data, that Sigma’s industry leading SMP8634LF media processors are being used in I-O DATA’s new, updated set-top box models, the AV-LS500L and AV-LS500UL.
•
Purchased 356,000 shares of the company’s common stock for an aggregate purchase price of $5.3 million under the previously announced stock repurchase program authorized by its board of directors.  This brings the cumulative total purchases under the program to 4.2 million shares for an aggregate purchase price of $85.9 million, an average of $20.50 per share.

Change in Accounting Policy

Effective August 2, 2008, Sigma changed its method of accounting for valuing the portion of its raw material inventory known as tested wafers or die bank.  Previously, the expense associated with yield loss from the initial testing of wafers was expensed to cost of goods sold until the wafers were moved into the next stage of production.  Historically, Sigma has absorbed the value of rejected die only when the wafers were moved into work in process (“WIP”).  Now, Sigma accounts for the yield loss from the initial testing by immediately absorbing the cost of the rejected die as they are tested.

In the second quarter of fiscal 2009, Sigma significantly upgraded its enterprise resource management (ERP) system, which provided better tools to more accurately track and value its die bank.  In addition, in light of Sigma’s rapid growth in fiscal 2008, its die bank segment of inventory had not been significant in any single period until the first quarter of fiscal 2009.  As a result of this increased significance, which Sigma currently anticipates will continue, combined with an improved ERP system, the Company believed that absorbing the yield loss into its inventory consistently throughout the manufacturing process is preferable to the prior accounting method.  In making this determination, the Company also considered the accounting practices of other fabless semiconductor companies and the added clarity and ease of understanding that such a change would have on its reported results for investors provided by the additional cost component.

The Company has accounted for the change in method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, "Accounting Changes and Error Corrections."  SFAS 154 requires that all elective accounting changes be made on a retrospective basis.  Accordingly, the accompanying unaudited condensed statement of operations for the three months ended May 3, 2008 and the unaudited consolidated balance sheet as of May 3, 2008 have been retrospectively adjusted to reflect the results of absorbing the yield loss associated with the sorted wafers in inventory and the direct tax effect of this adjustment.  Prior to the first quarter of fiscal 2009, the Company did not maintain a material level of die bank within its inventory.  Therefore, the Company has determined that no material retrospective adjustments were necessary for periods before fiscal 2009.

As a result of the change in accounting principles, the net inventory value of die as of May 3, 2008 has increased by $2.4 million and cost of goods sold for the quarter ended on that date has decreased by the same amount.  The provision for income taxes for the first fiscal quarter has been increased by $0.5 million as a result of applying a retrospective tax rate recalculated based upon the increased gross margin and income before taxes.  As a result of these retrospective adjustments, gross margin for the quarter ended May 3, 2008 improved from 45.1% to 49.3% and net income for the quarter ended May 3, 2008 increased by $1.9 million, or $0.06 per diluted share, compared to the previously reported results under the prior accounting principle.  Adjustments to the balance sheet as of May 3, 2008 were an increase to inventories of $2.4 million, a $0.5 million increase to accrued liabilities for the increased income tax provision and an increase of $1.9 million to shareholders’ equity.

This change in accounting method has an inconsequential impact on all periods prior to the quarter ended May 3, 2008, and thus, no further retrospective adjustments are necessary.

The following table sets forth the retrospective adjustments to results for the quarter ended May 3, 2008 in accordance with SFAS No. 154:

Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	May 3, 2008
	As Previously Reported	Adjustment	Adjusted

Inventories	$34,541	$2,387	$36,928
Total current assets	217,012	2,387	219,399

Total assets	309,836	2,387	312,223

Accrued liabilities and other	13,369	472	13,841
Total current liabilities	30,873	472	31,345

Total liabilities	32,631	472	33,103

Total shareholders’ equity	277,205	1,915	279,120
Total liabilities and shareholders’ equity	309,836	2,387	312,223

Unaudited condensed consolidated statement of operations
(in thousands, except per share data)

	Three Months Ended May 3, 2008
	As Previously Reported	Adjustment	Adjusted

Cost of revenue	$31,249	$(2,387)	$28,862
Gross profit	25,633	2,387	28,020
Gross margin percent	45.1%	4.2%	49.3%

Net income from operations	4,097	2,387	6,484
Net income before income taxes	6,265	2,387	8,652
Provision for income taxes	1,598	472	2,070
Net income	$4,667	$1,915	$6,582

Basic net income per share	$0.16	$0.07	$0.23
Diluted net income	$0.16	$0.06	$0.22

Investor Conference Call

The conference call relating to second quarter fiscal 2009 results will take place following this announcement at 5:00 PM ET today, August 28, 2008.  The dial-in number is 866-713-4215 (international callers dial 617-213-4867) and the passcode is 78405631.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com or over Thomson/CCBN’s Investor Distribution Network for both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 888-286-8010 (international callers dial 617-801-6888) and use passcode 27122449.  The audio replay will be available for one week after the call.  For further information, please see the link on our website at www.sigmadesigns.com.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated under APB No. 25 and SFAS No. 123(R) and, with respect to the first half of fiscal 2008, nonrecurring expenses associated with a tender offer to employees to resolve potential personal income tax exposure and nonrecurring expenses associated with the Company’s review of its historical stock option granting practices and related financial restatements for prior periods and, with respect to the first quarter of fiscal 2009, in-process development costs acquired during the quarter.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma believes that this non-GAAP net income, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  With respect to Sigma’s stock option review and related restatement costs and expenses associated with its tender offer, the unique nature of these costs may limit the comparability of its on-going operations with prior and future periods.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives and the potential impact of new products and technology.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that the SEC disagrees with the manner in which Sigma has accounted for and reported, or not reported, the financial impact of past stock option grants, actions by other regulatory agencies as a result of Sigma’s past stock option practices, ongoing derivative litigation, a determination, upon completion of further closing and audit procedures, that the financial results for the second quarter and first half of fiscal 2009 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our annual report on Form 10-Q as filed June 12, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs (NASDAQ: SIGM) is a leading fabless provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions combine its semiconductors and software and are a critical component of multiple high-growth, consumer applications that process digital video and audio content, including internet protocol TV, or IPTV, high definition DVD players, high definition TVs, or HDTVs, and portable media players.  Headquartered in Milpitas, Calif., the Company also has sales representatives in the United States, Belgium, China, Japan and Taiwan and sells its products through third-party distributors in Japan and Korea.  For more information, please visit the Company’s web site at www.sigmadesigns.com.  REALmagic and Sigma Designs are registered trademarks of Sigma Designs, Inc.  All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

###

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)

	August 2,	February 2,
	2008	2008
Assets

Current Assets:
Cash and cash equivalents	$75,762	$174,089
Short-term marketable securities	44,816	44,401
Accounts receivable, net	39,628	40,205
Inventories	45,150	26,283
Deferred tax assets	5,155	5,155
Prepaid expenses and other current assets	6,897	5,547
Total current assets	217,408	295,680

Long-term marketable securities	59,070	57,242
Software, equipment and leasehold improvements, net	14,007	8,783
Goodwill	7,248	5,020
Intangible assets, net	12,786	4,303
Deferred tax assets, net of current portion	5,787	7,513
Long-term investments	263	263
Other non-current assets	938	662

Total assets	$317,507	$379,466

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$14,536	$18,484
Accrued liabilities and other	11,184	14,018
Total current liabilities	25,720	32,502

Other long-term liabilities	1,812	1,372
Total liabilities	27,532	33,874

Shareholders' Equity:
Total shareholders' equity	289,975	345,592

Total liabilities and shareholders' equity	$317,507	$379,466

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Six months ended
	Aug. 2, 2008	May 3, 2008 (1)	Aug. 4, 2007	Aug. 2, 2008	Aug. 4, 2007
Net revenue	$58,212	$56,882	$42,548	$115,094	$78,564

Cost of revenue	28,691	28,862	20,240	57,553	38,446
Gross profit	29,521	28,020	22,308	57,541	40,118
Gross margin percent	50.7%	49.3%	52.4%	50.0%	51.1%

Operating expenses:
Research and development	10,377	10,856	8,364	21,233	14,453
Sales and marketing	2,783	2,641	2,692	5,424	4,924
General and administrative	3,634	6,468	2,456	10,102	6,705
Acquired in-process R&D	---	1,571	----	1,571	---
Total operating expenses	16,794	21,536	13,512	38,330	26,082

Income from operations	12,727	6,484	8,796	19,211	14,036
Interest and other income, net	1,064	2,168	400	3,232	720

Income before income taxes	13,791	8,652	9,196	22,443	14,756
Provision for income taxes	4,200	2,070	608	6,270	799

Net income	$9,591	$6,582	$8,588	$16,173	$13,957

Net income per share:
Basic	$0.36	$0.23	$0.36	$0.59	$0.60
Diluted	$0.35	$0.22	$0.32	$0.57	$0.52

Shares used in computing net income per share:
Basic	26,488	28,296	23,867	27,392	23,423
Diluted	27,347	29,483	26,814	28,415	26,820

(1)  The income statement for the three months ended May 3, 2008 has been adjusted in accordance with SFAS No. 154 to reflect the changes detailed above as a result of the Company’s change in accounting principle described above.

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Six months ended
	Aug. 2, 2008	May 3, 2008 (1)	Aug. 4, 2007	Aug. 2, 2008	Aug. 4, 2007
GAAP net income	$9,591	$6,582	$8,588	$16,173	$13,957

Items reconciling GAAP net income to
non-GAAP net income:

Included in cost of revenue:
Amortization of acquired
developed technology	(570)	(541)	(189)	(1,111)	(378)
Share-based compensation	(92)	(83)	(101)	(175)	(189)
Tender offer to exchange
employee options	---	---	(135)	---	(135)
Total related to cost
of revenue	(662)	(624)	(425)	(1,286)	(702)

Included in operating expenses:
Research and development:
Amortization of acquired
noncompete agreement	(117)	(116)	(117)	(233)	(234)
Share-based compensation	(1,241)	(1,411)	(868)	(2,652)	(1,553)
Tender offer to exchange
employee options	---	---	(1,518)	---	(1,518)
Sales and marketing:
Share-based compensation	(382)	(358)	(280)	(740)	(488)
Tender offer to exchange
employee options	---	---	(388)	---	(388)
Amortization of acquired
intangibles	(53)	(50)	---	(103)	---
General and administrative:
Share-based compensation	(689)	(2,902)	(464)	(3,591)	(809)
Tender offer to exchange
employee options	---	---	(326)	---	(326)
Professional service fees and expenses from stock option review and related restatements	---	---	---	---	(1,491)
Acquired in-process development costs	---	(1,571)	---	(1,571)	---
Total related to operating expenses	(2,482)	(6,480)	(3,961)	(8,890)	(6,807)

Net effect of non-GAAP adjustments	(3,144)	(7,032)	(4,386)	(10,176)	(7,509)

Non-GAAP net income	$12,735	$13,614	$12,974	$26,349	$21,466

Non-GAAP net income per diluted share	$0.47	$0.46	$0.48	$0.93	$0.80

(1)  The income statement for the three months ended May 3, 2008 has been adjusted in accordance with SFAS No. 154 to reflect the changes detailed above as a result of the Company’s change in accounting principle described above.